Exhibit 19.1
INSIDER TRADING POLICY OF BLACK STONE MINERALS GP, L.L.C.
Adopted as of April 22, 2015
Amended effective April 19, 2023

This Insider Trading Policy (this “Policy”), which provides guidelines to directors, officers, employees, and consultants of Black Stone Minerals GP, L.L.C. (the “General Partner”), the general partner of Black Stone Minerals, L.P., and Black Stone Minerals, L.P. (collectively with the General Partner and its other subsidiaries, the “Partnership”) with respect to transactions in the Partnership’s securities (such as units, options to buy or sell units, warrants, convertible securities and debt securities) and derivative securities relating to the Partnership’s securities, whether or not issued by the Partnership (such as exchange-traded options) for the purpose of promoting compliance with applicable securities laws.
This Policy applies to directors, officers, employees, and consultants of the Partnership who receive or are aware of Material, Non-Public Information (as defined below) regarding the Partnership and obtained in the course of employment or association with the Partnership. The people to whom this Policy applies are referred to in this Policy as “insiders.” All insiders must comply with this Policy.
The Partnership reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Partnership, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.
The General Counsel shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, another employee designated by the Compliance Officer shall be responsible for administration of this Policy. You should read this Policy carefully, ask questions of the Compliance Officer, and promptly sign and return the certification attached as Annex A acknowledging receipt of this Policy to:

Black Stone Minerals GP, L.L.C. 1001 Fannin Street, Suite 2020
Houston, Texas 77002 Attention: General Counsel

The Partnership’s directors, officers, and other employees must promptly sign and return the attached certification acknowledging receipt of this Policy when requested to do so.
I.Definitions and Explanations
A.Material, Non-Public Information
1.What Information is “Material”?
It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to an investor in making an investment decision regarding the purchase, sale, or holding of the Partnership’s securities. Information that is likely to affect the price of a company’s securities (whether positive or negative) is almost always material. It is also important to remember that either positive or negative information may be material.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material information. Common examples of material information include:

•Unpublished financial results (annual, quarterly, or otherwise);
•Unpublished projections of future earnings or losses;
•A pending or proposed merger;
•A significant acquisition or a sale of significant assets;
•Impending announcements of bankruptcy or financial liquidity problems;

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•Impending restructuring of the Partnership;
•Gain or loss of a substantial customer or supplier;
•Changes in the Partnership’s distribution or dividend policy;
•Stock splits;
•Changes in the Partnership’s credit ratings;
•New equity or debt offerings;
•Significant developments in litigation or regulatory proceedings;
•Significant corporate events, including material cyber, data, or personnel matters; and
•Changes in personnel, particularly departures, appointments or elections of executive officers or directors.
The above list is for illustration purposes only.
2.What Information is “Non-Public”?
Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public and the investing public must have had time to absorb the information fully. Generally, one should allow two full Trading Days following publication as a reasonable waiting period before information is deemed to be public. Depending on the particular circumstances, the Partnership may determine that a longer or shorter period should apply to the release of specific Material, Non-Public Information.
B.Related Person

“Related Person” means, with respect to the Partnership’s insiders:

•Any family member living in the insider’s household (including a spouse, minor child, minor stepchild, parent, stepparent, grandparent, sibling, in-law) and anyone else living in the insider’s household;
•Family members who do not live in the insider’s household but whose transactions in Partnership securities are directed by the insider or subject to the insider’s influence or control;
•Partnerships in which the insider is a general partner;
•Trusts of which the insider is a trustee;
•Estates of which the insider is an executor; and
•Other equivalent legal entities that such insider controls.
C.Trading Day
“Trading Day” means a day on which national stock exchanges or the Over-The-Counter Bulletin Board Quotation System are open for trading, and a “Trading Day” begins at the time trading begins.

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II.General Policy

This Policy prohibits insiders from (i) transacting in or (ii) “tipping,” either directly or indirectly, others who may transact in the Partnership’s securities, in each case while aware of Material, Non-Public Information about the Partnership. These activities are commonly referred to as “insider trading.”
It is also the policy of the Partnership that the Partnership will not engage in transactions in the Partnership’s securities while aware of Material, Non-Public Information relating to the Partnership or its securities.
A.Trading on Material, Non-Public Information
Except as otherwise specified in this Policy, no insider or Related Person shall engage in any transaction in the Partnership’s securities, including making any offer to purchase or offer to sell or giving any gift of the Partnership’s securities, during any period commencing with the date that he or she is aware of Material, Non-Public Information concerning the Partnership, and ending after two full Trading Days following the date of public disclosure of the Material, Non-Public Information, or at the time that the information is no longer material.
B.Tipping Others of Material, Non-Public Information
No insider shall disclose or tip, either directly or indirectly, Material, Non-Public Information about the Partnership to any other person (including Related Persons) where the Material, Non-Public Information about the Partnership may be used by that person to his or her profit by transacting in the securities of the Partnership, nor shall the insider or the Related Person make recommendations, either directly or indirectly, or express opinions on the basis of Material, Non-Public Information about the Partnership as to transacting in the Partnership’s securities. Insiders are not authorized to recommend transactions in the Partnership’s securities to any other person (other than Related Persons) regardless of whether the insider is aware of Material, Non-Public Information about the Partnership.
C.Confidentiality of Material, Non-Public Information
Material, Non-Public Information relating to the Partnership is the Partnership’s property and the unauthorized disclosure of Material, Non-Public Information is prohibited. If an insider receives any inquiry from outside the Partnership (such as a securities analyst) for information (particularly financial results and projections) that may be Material, Non- Public Information, the inquiry should be referred to the Compliance Officer, who will work with the individual(s) coordinating and overseeing the release of that information to the investing public, securities analysts, and others in compliance with applicable laws and regulations.
D.Special and Prohibited Transactions
It is the Partnership’s policy that certain insiders may not engage in any of transactions specified below.
1.Transactions in Partnership Debt Securities. Transactions in Partnership debt securities, whether or not those securities are convertible into Partnership units, are prohibited by this Policy for all insiders.
2.Hedging Transactions and Other Transactions Involving Partnership Derivative Securities. Hedging or monetization transactions, whether direct or indirect, involving the Partnership’s securities are prohibited for all insiders, regardless of whether you are in possession of Material, Non-Public Information. A “short sale,” or sale of securities that the seller does not own at the time of sale or, if owned, that will not be delivered within 20 days of the sale, is an example of a prohibited hedging transaction.
Transactions involving Partnership-based derivative securities are prohibited for all insiders, whether or not you are in possession of Material, Non-Public Information. “Derivative securities” are options, warrants, unit appreciation rights, convertible notes, or similar rights whose value is derived from the value of an equity security, such as Partnership units. Transactions in

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derivative securities include, but are not limited to, trading in Partnership-based option contracts, transactions in straddles or collars, and writing or buying puts or calls. Transactions in debt that may be convertible into Partnership units would also constitute a transaction in derivative securities prohibited by this Policy. This Policy does not, however, restrict holding, exercising, or settling awards such as options, restricted units, or other derivative securities granted under a Partnership equity incentive plan as described in more detail below under “Exempted Transactions.”
3.Purchases of Partnership Securities on Margin. Any of the Partnership’s securities purchased in the open market should be paid for in full at the time of purchase. Purchasing the Partnership’s securities on margin (e.g., borrowing money from a brokerage firm or other third party to fund the purchase) is prohibited for all insiders by this Policy.
4.Pledges of Partnership Securities. Pledging by directors and officers of any class of Partnership securities they own as collateral, including securities held in a margin account, is prohibited by this Policy.
5.Short-Term Trading. Directors and officers who purchase Partnership securities in the open market may not sell any Partnership securities in the open market during the six months following the purchase (or vice versa).
6.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans (as defined below)) should be used only for a very brief period of time.

E.Exempted Transactions
This Policy does not apply in the case of the following transactions, as applicable, except as specifically noted:
1.Option Exercises. This Policy does not apply to the exercise of an employee option acquired pursuant to the Partnership’s plans, or to the exercise of a tax withholding right or net settlement pursuant to which a person has elected to have the Partnership withhold shares subject to an option to satisfy tax withholding requirements or the exercise price. This Policy does apply, however, to any sale of units in the market as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.Restricted Unit Awards. This Policy does not apply to the vesting of restricted units, or the exercise of a tax withholding right pursuant to which the insider elects to have the Partnership withhold units to satisfy tax withholding requirements upon the vesting of any restricted units. The Policy does apply, however, to any market sale of restricted units.
3. 401(k) Plan. This Policy does not apply to purchases of Partnership securities in the Partnership’s 401(k) plan resulting from an insider’s periodic contribution of money to the plan pursuant to the insider’s payroll deduction election. This Policy does apply, however, to certain elections the insider may make under the 401(k) plan, including:
a.an election to increase or decrease the percentage of the insider’s periodic contributions that will be allocated to the Partnership security fund;
b.an election to make an intra-plan transfer of an existing account balance into or out of the Partnership security fund;
c.an election to borrow money against the insider’s 401(k) plan account if the loan will result in a liquidation of some or all of the insider’s Partnership security fund balance; and
d.an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Partnership security fund.
4.Employee Security Purchase Plan. This Policy does not apply to purchases of Partnership securities in an employee security purchase plan resulting from the insider’s periodic contribution of money to the plan pursuant to the election the insider made at the time of the insider’s enrollment in the plan. This Policy also does not apply to purchases of Partnership securities resulting from lump sum contributions to such a plan, provided that the insider elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to the insider’s election to participate in such a plan for any enrollment period, and to the insider’s sales of Partnership securities purchased pursuant to that plan.
5.Distribution Reinvestment Plan. This Policy does not apply to purchases of Partnership securities under a distribution reinvestment plan of the Partnership resulting from the insider’s reinvestment of distribution paid on Partnership securities. This Policy does apply, however, to voluntary purchases

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of Partnership securities resulting from additional contributions the insider chooses to make to such a distribution reinvestment plan, and to the insider’s election to participate in the plan or increase the insider’s level of participation in the plan. This Policy also applies to the insider’s sale of any Partnership securities purchased pursuant to such a plan.
6.Other Transactions with the Partnership. Any other purchase of Partnership securities from the Partnership or sales of Partnership securities to the Partnership are not subject to this Policy.
7.Mutual Funds. Transactions in mutual funds that are invested in Partnership securities are not transactions subject to this Policy.
8.Rule 10b5-1 Plans. Transactions made pursuant to a “Rule 10b5-1 Plan” are exempted from this Policy. A Rule 10b5-1 Plan is a written plan for transacting in Partnership securities that, at the time it is adopted or modified, conforms to all of the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 as then in effect and any other restrictions applicable to your transacting in Partnership securities (e.g., Rule 144). Insiders must obtain authorization from the Compliance Officer (or by the Chief Executive Officer or the Chief Financial Officer if the person seeking pre- clearance is the Compliance Officer) before entering into or modifying a Rule 10b5-1 Plan.
9.Other Transactions. Any transaction specifically approved in advance by the Compliance Officer (or by the Chief Executive Officer or the Chief Financial Officer, after consultation with outside legal counsel, if the person seeking pre-clearance is the Compliance Officer).
F.Post-Termination Transactions
The policies set forth in this Section II continue to apply to transactions in the Partnership’s securities even after the insider has terminated employment or other service relationship with the Partnership as follows: if the insider is aware of Material, Non-Public Information when his or her employment or service relationship terminates, the insider may not transact in the Partnership’s securities until that information has become public or is no longer material.
III.Additional Transacting Guidelines and Requirements for Certain Insiders
A.Restrictive Period and the Window Group
All directors, Section 16 officers (as defined below) and others as identified by the Partnership and who have been notified that they have been so identified (the “Window Group”) are prohibited from transacting in Partnership securities during the period beginning at the close of market on the 15th calendar day prior to the end of each fiscal quarter and ending after two full Trading Days following the date of public disclosure of the financial results for that fiscal quarter (the “Restrictive Period”). Insiders who have not been identified as being in the Window Group should adhere to the general prohibitions set forth in this Policy. The restriction on transacting while in possession of Material, Non-Public Information applies to each insider whether or not the Partnership has provided such notice.
From time to time, the Partnership may also prohibit some or all of its directors, officers, employees or consultants from transacting in Partnership’s securities because of developments known to the Partnership and not yet disclosed to the public. In this event, the Partnership will notify affected persons, and those persons may not engage in any transaction involving Partnership securities until the Partnership notifies them that such event-specific Restrictive Period is over. In addition, those persons should not disclose to others the fact of the transaction suspension.
Transacting in the Partnership’s securities outside of a Restrictive Period should not be considered a “safe harbor.”
B.Pre-Clearance of Transactions
The Partnership has determined that some or all of its directors, Section 16 officers and others identified by the Partnership and who have been notified that they have been so identified (collectively, the “Pre- Clearance Group”) must not transact in the Partnership’s securities, even outside of a Restrictive Period, without first complying with the Partnership’s “pre-clearance” process. Each member of the Pre-Clearance Group should contact and receive written pre-clearance from the Compliance Officer (or by the Chief Executive Officer or Chief Financial Officer if the person seeking pre-clearance is the Compliance Officer) prior to commencing any transactions in the Partnership’s securities (whether or not listed in the Exempted Transactions specified in Section II, Subsection E). Pre-Clearance Group members must obtain written clearance (which may include clearance via email) from the Compliance Officer (or by the Chief Executive Officer or Chief Financial Officer if the person seeking pre-clearance is the Compliance Officer); oral pre-clearance is not sufficient. Any pre-cleared transaction must be completed within (i) five Trading Days of receipt of clearance or (ii) such shorter period as designated by the Compliance Officer (or by the Chief

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Executive Officer or Chief Financial Officer if the person seeking pre-clearance is the Compliance Officer) at the time permission is requested, or make a new request for clearance.
Please note that clearance of a proposed transaction by the Compliance Officer does not constitute legal advice regarding or otherwise acknowledge that a member of the Pre-Clearance Group does not possess Material, Non-Public Information. Employees must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material, Non-Public Information.
C.Exceptions
The Restrictive Period does not apply to those transactions to which this Policy does not apply, as described above under the heading “Exempted Transactions.”
“Section 16 officer” means the Partnership’s president, principal financial officer, principal accounting officer (or if none, the controller), any vice-president of the Partnership in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer who performs a policy-making function, as determined from time to time by the Board, or any other person who performs similar policy-making functions of the Partnership, as determined from time to time by the Board.
IV.Potential Criminal and Civil Liability and/or Disciplinary Action
A.SEC Enforcement Action
The adverse consequences of insider trading violations include, without limitation, the following:
1.For individuals who trade on Material, Non-Public Information (or tip information to others):
•A civil penalty of up to three times the profit gained or loss avoided resulting from the violation;
•A criminal fine of up to $5.0 million (no matter how small the profit); and/or
•A jail term of up to 20 years.
2.For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:
•A civil penalty of up to the greater of $2.48 million or three times the profit gained or loss avoided as a result of the insider’s violation;
•A criminal penalty of up to $25.0 million; and/or
•The civil penalties may extend personal liability to directors, officers, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
B.Disciplinary Action
Persons who violate this Policy may be subject to disciplinary action by the Partnership, which may include termination or other appropriate action.

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This document states a policy of the Partnership and is not intended to be regarded as the rendering of legal advice.

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ANNEX A
INSIDER TRADING POLICY
CERTIFICATION

I have read and understand the Insider Trading Policy (the “Policy”) of Black Stone Minerals GP, L.L.C. (the “General Partner”), the general partner of Black Stone Minerals, L.P. (collectively with the General Partner and its other subsidiaries, the “Partnership”). I agree that I will comply with the policies and procedures set forth in the Policy.
I understand and agree that, if I am a director, officer, or employee of the Partnership, my failure to comply in all respects with the Partnership’s policies, including the Policy, is a basis for termination for cause of my employment or service with the Partnership to which my employment or service now relates or may in the future relate.
I am aware that this signed Certification will be filed with my personal records in the Partnership’s human resources department.

_________________________________________
Signature

_________________________________________
Type or Print Name

_________________________________________
Date

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